Exhibit 21.1
Subsidiaries of the Company
America Service Group Inc.
Prison Health Services, Inc.
EMSA Limited Partnership
Prison Health Services of Indiana, LLC
Correctional Health Services, LLC
Secure Pharmacy Plus, LLC